Exhibit 99.1

BAUSCH HEALTH COMPANIES INC.

2025 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose. This Bausch Health Companies Inc. 2025 Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of Bausch Health Companies Inc. (the “Company”) and the Participating Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Options under this Plan may be granted pursuant to rules, procedures or sub-plans adopted by the Committee that are designed to achieve tax, securities laws or other objectives for Eligible Employees, as determined by the Committee in its sole discretion.

Section 2. Definitions.

(a)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code includes any successor provision thereto.

(d)	“Canadian Securities Laws” means the Securities Act (Quebec) and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder.

(e)	“Committee” means the Talent and Compensation Committee of the Board, unless another committee is designated by the Board.

(f)	“Compensation” means, unless otherwise determined by the Committee, all base salary and base wages paid to an Eligible Employee by the Company or a Participating Company as compensation for services to the Company or Participating Company, determined on a gross basis prior to any deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan; including, without limitation, any overtime, vacation pay, holiday pay, parental leave pay, jury duty pay and bereavement leave pay, but excluding car allowances, cellphone allowances, transit payments, relocation assistance, reimbursements (such as travel expenses, financial planning, tuition assistance, adoption assistance and similar reimbursements and advances), imputed income, cost-of-living allowances, tax gross-ups, nonqualified deferred compensation plan payments, severance or termination pay, third party sick pay, income relating to equity or equity-based compensation, cash incentive compensation, commissions, special cash awards or bonuses (such as recognition awards or referral bonuses), or any irregular and special payments that are non-recurring.

(g)	“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(h)	“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(i)	“Effective Date” means the date that the Plan is approved by the shareholders of the Company.

(j)	“Eligible Employee” means any regular full or part-time Employee, subject to any other eligibility criteria determined by the Committee from time to time in its discretion; provided, however, that the Committee retains the discretion to determine which Eligible Employees may participate in an Offering (which may be determined on a jurisdiction-by-jurisdiction basis or otherwise).

(k)	“Employee” means any employee of the Company or any other Participating Company, as determined by the Committee in its discretion.

(l)	“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

(m)	“ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions on a Purchase Date are held on behalf of a Participant.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act includes any successor provision thereto.

(o)	“Fair Market Value” means, as of any date, the closing price of a Share on the Trading Day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, which determination will be conclusive and binding on all persons.

(p)	“Grant Date” means, with respect to each Offering Period, the first Trading Day of such Offering Period.

(q)	“Offering” means the grant of Options to purchase Shares under the Plan to Eligible Employees under terms approved by the Committee.

(r)	“Offering Period” means the duration of an Offering as established by the Committee; provided that, unless otherwise determined by the Committee, each Offering Period will have a duration of six months commencing on June 1 or December 1 and ending on November 30 or May 31. Prior to the commencement of a particular Offering Period, the Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods. Notwithstanding the foregoing, the initial Offering Period under the Plan shall commence on the date determined by the Committee in its discretion.

(s)	“Option” means an option to purchase Shares granted under the Plan.

(t)	“Participant” means an Eligible Employee who is actively participating in the Plan.

(u)	“Participating Companies” means the Subsidiaries and Affiliates that have been designated as eligible to participate in the Plan by the Committee, and such other Subsidiaries and Affiliates that may be designated by the Committee from time to time in its sole discretion. The Committee may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders of the Company.

(v)	“Plan” means this Bausch Health Companies Inc. 2025 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(w)	“Purchase Date” means one or more dates during an Offering Period, as established by the Committee, on which Options will be exercised and purchases of Shares will be carried out in accordance with the Offering; provided that, unless otherwise determined by the Committee, each Offering Period will have one Purchase Date on the last Trading Day of such Offering Period.

(x)	“Purchase Price” means an amount equal to the lesser of (i) 85% (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Grant Date or (ii) 85% (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares.

(y)	“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act includes any successor provision thereto.

(z)	“Share” means a common share of the Company.

(aa)	“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary.

(bb)	“Trading Day” means any day on which a stock exchange upon which the Shares are listed is open for trading or, if the Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

Section 3. Administration.

(a)	Administration of Plan. The Plan will be administered by the Committee, which will have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration, and take any other actions necessary or desirable for the administration of the Plan, including without limitation adopting sub-plans or special rules applicable to Participants in particular Participating Companies or locations. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee will be final and binding on all persons. All expenses of administering the Plan will be borne by the Company. Notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, the Committee will have the authority to change the minimum and maximum amounts of Compensation for payroll deductions pursuant to Section 5(a), the frequency with which a Participant may elect to change his or her rate of payroll deductions pursuant to Section 5(b), the dates by which a Participant is required to submit an Enrollment Form pursuant to Sections 5(b) and 9(a), and the effective date of a Participant’s withdrawal due to termination or transfer of employment or change in status pursuant to Section 10, and the withholding procedures pursuant to Section 18(j) .

(b)	Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate some or all of its authority under the Plan to (i) one or more officers of the Company and (ii) one or more committees of the Board.

Section 4. Eligibility. In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least ten (10) business days prior to the Offering Date (unless a different time is set by the Company for all Eligible Employees with respect to such Offering) and must elect their payroll deduction rate as described in Section 5.

Section 5. Participation.

(a)	Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her paycheck in an amount equal to at least 1% and at most 15% of his or her Compensation on each payday occurring during an Offering Period. Payroll deductions will begin as soon as practicable following the Grant Date and end on the latest practicable payroll date on or before the last Purchase Date in the Offering. The Company will maintain records of all payroll deductions but will have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account, except as may be required by applicable law. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Committee in its discretion), the Committee may permit Participants to contribute to the Plan by such other means as determined by the Committee. Any reference to “payroll deductions” in this Section 5(a) (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5(a).

(b)	Election Changes. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least ten (10) business days before the start of the next Offering Period.

(c)	Automatic Re-enrollment. The deduction rate selected in the Enrollment Form will remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 5(b), (ii) withdraws from the Plan in accordance with Section 9, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan in accordance with Section 10.

Section 6. Grant of Option. On the Grant Date of an Offering Period, each Participant in the Offering will be granted an Option to purchase, on each Purchase Date during such Offering Period, a number of Shares determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided that the maximum amount a Participant may contribute and/or the maximum number of Shares that may be purchased by a Participant for any applicable Offering Period shall not exceed such limit (i) as determined by the Committee for the applicable Offering Period, which may be expressed as a dollar limit, a share limit, or both, or (ii) if applicable, the rules of the stock exchange upon which the Shares are listed (in each case, subject to adjustment in accordance with Section 17 and the limitations set forth in Section 4 and Section 12) (the “Offering Period Limit”). In connection with each Offering, the Committee may also specify (a) a maximum aggregate contribution amount and/or number of Shares that may be purchased by all Participants in such Offering, and (b) if such Offering contains more than one Purchase Date, a maximum aggregate contribution amount and/or number of Shares that may be purchased by all Participants on any Purchase Date in such Offering.

Section 7. Exercise of Option. A Participant’s Option will be exercised automatically on each Purchase Date in each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account, subject to the Offering Period Limit and the limitations set forth in Section 4 and Section 12. During a Participant’s lifetime, the Participant’s option to purchase Shares under the Plan is exercisable only by the Participant.

Section 8. Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased on exercise of his or her Option. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any Option until the Shares have been delivered pursuant to this Section 8.

Section 9. Withdrawal.

(a)	Withdrawal Procedure. A Participant may withdraw from an Offering at least fifteen (15) days before a Purchase Date by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw. The accumulated payroll deductions held on behalf of the Participant in his or her notional account (that have not been used to purchase Shares) will be paid to the Participant as soon as administratively feasible following such withdrawal, and the Participant’s Option will be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 5(a).

(b)	Effect on Succeeding Offering Periods. Unless otherwise determined by the Committee, a Participant’s election to withdraw from an Offering Period will not have any effect on his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 10. Termination of Employment; Change in Employment Status; Transfer of Employment.

(a)	Notwithstanding Section 9, on termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the Participant’s notional account as of such effective date will be returned to the Participant (or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 16) as soon as administratively practicable, and the Participant’s Option will be automatically terminated.

(b)	Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Participating Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering.

Section 11. Interest. No interest will accrue on or be payable with respect to the payroll deductions of a Participant under the Plan, except as may be required by applicable law.

Section 12. Shares Reserved for Plan.

(a)	Number of Shares. Subject to adjustment in accordance with Section 17, the maximum number of Shares available for issuance under the Plan will not exceed in the aggregate 5,000,000 Shares. The Shares shall be newly issued Shares. If any Option terminates for any reason without having been exercised, the Shares not purchased under such Option will again become available for issuance under the Plan.

(b)	Oversubscribed Offerings. In the event the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan or, if applicable, the maximum aggregate number of Shares that may be purchased by all Participants in such Offering or on such Purchase Date, the Company will make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

Section 13. Transferability. No payroll deductions credited to a Participant, and no rights with respect to the exercise of an Option or to receive Shares hereunder, may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution, or as provided in Section 16). Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts will be without effect.

Section 14. Application of Funds. To the extent permitted by applicable law, all payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be required to segregate such payroll deductions or contributions.

Section 15. Statements. Each Participant will be provided with statements at least annually, which will set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account. Such statements may be provided or made available through the Designated Broker.

Section 16. Designation of Beneficiary. If permitted by the Committee, a Participant may file, on forms supplied by the Committee, a written designation of beneficiary who, in the event of the Participant’s death, is to receive any Shares from the Participant’s ESPP Share Account or any cash credited to the Participant’s notional account.

Section 17. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

(a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be issued under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding Option, and the numerical limits under Section 6 and Section 12.

(b)	Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s Option will be exercised automatically on such date, unless before such date the Participant has withdrawn from the Offering in accordance with Section 9.

(c)	Corporate Transaction. In the event of a Corporate Transaction, each outstanding Option will be assumed or an equivalent Option substituted by the successor entity or a parent of such successor entity. If such successor entity or its applicable parent refuses to assume or substitute such Option, the Offering Period with respect to which such Option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s Option will be exercised automatically on such date, unless before such date the Participant has withdrawn from the Offering in accordance with Section 9. Notwithstanding the foregoing, in the event of a Corporate Transaction, the Committee may elect to terminate all outstanding Offering Periods in accordance with Section 18(g). Notwithstanding anything to the contrary herein, with respect to any amounts payable under this Plan that constitute nonqualified deferred compensation that is subject to Section 409A (as defined below), a Corporate Transaction shall not be deemed to have occurred for purposes of any provision of this Plan unless such Corporate Transaction also constitutes a change in the ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

Section 18. General Provisions.

(a)	No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(b)	Rights as Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to Options granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account as provided in Section 8. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until the Participant becomes a shareholder as provided herein.

(c)	Successors and Assigns. The Plan will be binding on the Company and its successors and assigns.

(d)	Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(e)	Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares will not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of the Shares pursuant thereto will comply with all applicable provisions of law, including without limitation the Securities Act, the Exchange Act, Canadian Securities Laws and the requirements of any stock exchange upon which the Shares may then be listed.

(f)	Term of Plan. The Plan will become effective on the Effective Date and, unless terminated earlier pursuant to Section 18(g), will have a term of ten years.

(g)	Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants as soon as administratively practicable.

(h)	Applicable Law. The laws of the Province of Ontario and the laws of Canada will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such province’s conflict of law rules.

(i)	Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board.

(j)	Withholding. To the extent required by applicable United States or Canadian federal, provincial, local or foreign law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or early disposition of Shares by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by applicable law. The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.

(k)	Severability. If any provision of the Plan for any reason is held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and the Plan will be construed as if such invalid or unenforceable provision were omitted.

(l)	Headings. The headings of sections herein are included solely for convenience and will not affect the meaning of any of the provisions of the Plan.

(m)	Section 409A. The Company intends for the payments and benefits under this Plan to be exempt from Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Plan shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following her termination of employment (or upon his death, if earlier). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A, or for damages for failing to comply with Section 409A.

(n)	Data Protection. In connection with the Plan, the Company or the Participating Companies, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company or the Participating Companies, their respective third party service providers or others acting on the Company’s or the Participating Companies’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company or the Participating Companies may process such personal data for the performance of the contract with the Participant in connection with the Plan and in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to: (i) administering and maintaining Participant records; (ii) providing the services described in the Plan; (iii) providing information to future purchasers or merger partners of the Company or any Participating Company, or the business in which such Participant works; and (iv) responding to public authorities, court orders and legal investigations and complying with law, as applicable. The Company or the Participating Companies may share the Participant’s personal data with (i) Subsidiaries, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s or the Participating Companies’

behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the Plan. If necessary, the Company or the Participating Companies may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 18(n) may be directed to, the contact set forth in the applicable employee privacy notice or other privacy policy that previously has been made available by the Company or the applicable Participating Company to the Participant (as applicable, and as updated from time to time by the Company or its applicable Participating Company upon notice to the Participant, the “Employee Privacy Notice”). The terms set forth in this Section 18(n) are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the Company’s and the Participating Companies’ processing activities, and the rights of the Participant, with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 18(n) and the terms of the Employee Privacy Notice, the terms of this Section 18(n) shall govern and control in relation to the processing of such personal data in connection with the Plan. The Company and the Participating Companies will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company’s and the Participating Companies’ backup and archival policies and procedures. Certain Participants may have a right, as further described in the Employee Privacy Notice, to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company or the Participating Companies and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.